FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2012 RESULTS

~ Fiscal 2012 Net Sales of $1.238 Billion; Increase of 5.3% ~
~Adjusted EPS of $2.07; Increase of 32.7% ~
~ Introduces Fiscal 2013 Guidance for Net Sales Growth of 13.5% to 15%;
~ Adjusted EPS of $2.55 to $2.70 ~

          New York, New York (August 9, 2012) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its fourth fiscal quarter and fiscal year ended June 30, 2012.

FOURTH QUARTER RESULTS

          For the quarter ended June 30, 2012, the Company reported net sales of $265.5 million, an increase of 4.6%, as compared to the fourth quarter of the prior fiscal year. Excluding the unfavorable impact of foreign currency translation, net sales increased by 8.0%.

          On an adjusted basis, net income per diluted share for the current year period was $0.28. On a reported basis, net income per diluted share for the quarter ended June 30, 2012 was $0.12, as compared to net income per diluted share of $0.18 for the prior year period. Adjusted net income per diluted share excludes transition expenses and other costs associated with the fragrance license acquisitions completed by the Company in the fourth quarter and license termination costs. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

FISCAL 2012 RESULTS

          For the year ended June 30, 2012, the Company reported net sales of $1.238 billion, an increase of 5.3%. The impact from foreign currency translation on net sales was immaterial as compared to the prior fiscal year.

          On an adjusted basis, net income per diluted share for fiscal 2012 was $2.07 as compared to $1.56 for fiscal 2011. On a reported basis, net income per diluted share was $1.91, as compared to $1.41 for the prior fiscal year. Adjusted net income per diluted share for fiscal 2012 excludes transition costs and other expenses associated with the fragrance license acquisitions completed by the Company in the fourth quarter and license termination costs. For the prior fiscal year, adjusted net income per diluted share excludes debt extinguishment charges and expenses associated with the Company's Global Efficiency Re-engineering initiative.

          Net sales for the Company's international segment increased by 9.8%, or 9.4% at constant rates, over the prior fiscal year, and net sales in the Company's North America segment grew by 2.9%. Sales growth was broad based across the Company's international businesses and was strongest in its European, travel retail and emerging markets. Net sales growth in North America benefitted from the strong sales performance in the Company's prestige business. Gross margin (adjusted) and EBITDA margin increased by 230 and 180 basis points, respectively, as compared to the prior fiscal year.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "This was an important year for our Company as we reported another year of solid earnings growth and margin expansion, while significantly advancing our key initiatives. For fiscal 2013, we expect strong sales growth and another year of improved operating performance."

          Mr. Beattie continued, "Consistent improvement in our operational metrics continues to be driven by the building blocks of our Global Efficiency Re-engineering initiative that has created an efficient and scalable global operational platform. This, combined with tremendous efficiency in working capital management, bodes well as we grow our business. As we look ahead, our priorities are focused on accelerating the global growth of the Elizabeth Arden brand, expanding sales of our fragrance portfolio, particularly in Europe, integrating and growing our newly acquired fragrance brands, and continuing to drive operational efficiencies. These are the key initiatives driving our margins, earnings and return on invested capital over the next several years."

OUTLOOK

          For fiscal 2013, net sales are expected to increase by 13.5% to 15.0% over the prior fiscal year. The annual net sales guidance assumes an unfavorable impact from foreign currency rates of approximately 1.40%. Earnings per diluted share are expected to be in the range of $2.55 to $2.70. Gross margin for fiscal 2013 is expected to increase by 175 to 200 basis points as compared to gross margin (adjusted) for fiscal 2012. The full year earnings guidance assumes an effective tax rate of 25% and 30.4 million fully diluted shares outstanding. The earnings and gross margin guidance for fiscal 2013 excludes non-recurring charges associated with the Elizabeth Arden brand repositioning as well as expenses related to the fragrance license acquisitions completed in the fourth quarter of 2012.

          For the first quarter of fiscal 2013, the Company expects net sales of $330 million to $340 million as compared to $303.5 million of net sales for the first quarter of the prior fiscal year. Earnings per diluted share are expected to be in the range of $0.38 to $0.43. For the first half of fiscal 2013, the Company expects net sales of $825 million to $840 million as compared to $733.5 million of net sales for the first half of the prior fiscal year. Earnings per diluted share for the first half are expected to be in the range of $1.98 to $2.08. The earnings guidance excludes non-recurring charges related to the Elizabeth Arden brand repositioning as well as expenses related to the recently completed fragrance license acquisitions.

          The non-recurring charges associated with the Elizabeth Arden brand repositioning for fiscal 2013 are expected to result from costs for product assortment changes and are currently estimated at $8 million (pre-tax), or $0.15 per diluted share, of which $0.12 per diluted share is expected to be incurred in the first quarter ending September 30, 2012. In addition, during fiscal 2013, the Company will incur expenses related to the recently completed fragrance license acquisitions. These expenses result primarily from inventory purchased by the Company at a higher cost prior to the effective date of the recent license acquisitions, are estimated at $11.7 million (pre-tax), or $0.26 per diluted share, of which $6.4 million are non-cash expenses, and are expected to be incurred substantially in the first quarter of fiscal 2013.

          The guidance is based on current foreign currency rates. The Company also notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult.

CONFERENCE CALL INFORMATION

         The Company will host a conference call today at 9:30 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section of the Corporate tab on the Company's web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until September 9, 2012.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color and fragrance products, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Justin Bieber, Mariah Carey, Nicki Minaj, Taylor Swift, and Usher; the designer fragrance brands of Juicy Couture, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Halston, Bob Mackie, Ed Hardy, John Varvatos, Kate Spade, Lucky Brand, True Religion and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (212) 261-1068

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Net Sales	$265,534	$253,750	$1,238,273	$1,175,500

Cost of Goods Sold:
Cost of Sales	134,437	132,200	623,985	614,134
Depreciation Related to Cost of Goods Sold	1,407	1,375	5,257	5,089

Total Cost of Goods Sold	135,844	133,575	629,242	619,223

Gross Profit	129,690	120,175	609,031	556,277
Gross Profit Percentage	48.8%	47.4%	49.2%	47.3%

Selling, General and Administrative Expenses	113,483	104,602	484,963	453,956
Depreciation and Amortization	7,364	6,153	28,797	24,746

Total Operating Expenses	120,847	110,755	513,760	478,702

Interest Expense, Net	5,420	5,164	21,759	21,481
Debt Extinguishment Charges	-	-	-	6,468

Income Before Income Taxes	3,423	4,256	73,512	49,626
(Benefit from) Provision for Income Taxes	(202)	(1,139)	16,093	8,637

Net Income	$3,625	$5,395	$57,419	$40,989

As reported:

Net Income Per Basic Share	$0.12	$0.19	$1.97	$1.47
Net Income Per Diluted Share	$0.12	$0.18	$1.91	$1.41

Basic Shares	29,223	28,603	29,115	27,843
Diluted Shares	30,197	29,750	30,111	29,008

EBITDA (a)	$17,614	$16,948	$129,325	$100,942
EBITDA margin (a)	6.6%	6.7%	10.4%	8.6%

Adjusted to exclude acquisition-related and license termination costs, debt extinguishment and Global Efficiency Re-engineering expenses, net of taxes (b)(c):

Gross Profit	$134,638	$120,175	$613,979	$556,277
Gross Profit Percentage	50.7%	47.4%	49.6%	47.3%

Net Income	$8,550	$5,421	$62,344	$45,216

Net Income Per Basic Share	$0.29	$0.19	$2.14	$1.62
Net Income Per Diluted Share	$0.28	$0.18	$2.07	$1.56

EBITDA (a)	$24,722	$16,948	$136,433	$108,026
EBITDA margin (a)	9.3%	6.7%	11.0%	9.2%

(a)    EBITDA is defined as net income plus the provision for (or less the benefit from) income taxes plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income from operations or net income (as determined in accordance with generally accepted accounting principles (GAAP)), as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP), or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of acquisition-related and license termination costs, debt extinguishment and restructuring costs related to our Global Efficiency Re-engineering initiative. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of acquisition-related, license termination, debt extinguishment and Global Efficiency Re-engineering initiative expenses. EBITDA margin represents EBITDA divided by Net Sales.

      The table below reconciles net income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Twelve Months Ended

	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income	$3,625	$5,395	$57,419	$40,989
Plus:
(Benefit from) provision for income taxes	(202)	(1,139)	16,093	8,637
Interest expense, net	5,420	5,164	21,759	21,481
Depreciation related to cost of goods sold	1,407	1,375	5,257	5,089
Depreciation and amortization	7,364	6,153	28,797	24,746

EBITDA	17,614	16,948	129,325	100,942
Acquisition-related and license termination costs, debt extinguishment and Global Efficiency Re- engineering expenses (c)	7,108	-	7,108	7,084

EBITDA as adjusted	$24,722	$16,948	$136,433	$108,026

(b)    The table below reconciles the calculation of (i) gross profit and net income and (ii) net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to acquisition-related and license termination costs, debt extinguishment and Global Efficiency Re-engineering expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of acquisition-related and license termination costs, debt extinguishment and Global Efficiency Re-engineering expenses. The presentation in the table below of the non-GAAP information titled "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for net income or net income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Gross Profit:
Gross profit as reported	$129,690	$120,175	$609,031	$556,277
Acquisition-related and license termination costs (c)	4,948	--	4,948	--

Gross profit as adjusted	$134,638	$120,175	$613,979	$556,277

Net Income:
Net income as reported	$3,625	$5,395	$57,419	$40,989
Acquisition-related and license termination costs, debt extinguishment and Global Efficiency Re-engineering initiative expenses, net of tax (c) (d)	4,925	26	4,925	4,227

Net income as adjusted	$8,550	$5,421	$62,344	$45,216

Net Income Per Basic Share:
Net income per basic share as reported	$0.12	$0.19	$1.97	$1.47
Acquisition-related and license termination costs, debt extinguishment and Global Efficiency Re-engineering initiative expenses, net of tax (c) (d)	0.17	--	0.17	0.15

Net income per basic share as adjusted	$0.29	$0.19	$2.14	$1.62

Net Income Per Diluted Share:
Net income per diluted share as reported	$0.12	$0.18	$1.91	$1.41
Acquisition-related and license termination costs, debt extinguishment and Global Efficiency Re-engineering initiative expenses, net of tax (c) (d)	0.16	--	0.16	0.15

Net income per diluted share as adjusted	$0.28	$0.18	$2.07	$1.56

(c)  For the three months and twelve months ended June 30, 2012, gross profit includes $4.5 million (pre-tax) of inventory-related costs primarily for New Wave Fragrances LLC and Give Back Brands LLC inventory purchased by the Company prior to the acquisitions, and $0.4 million (pre-tax) for product discontinuation charges. In addition, net income includes $1.4 million (pre-tax) in license termination costs and $0.8 million (pre-tax) in transaction costs associated with the New Wave Fragrances LLC and Give Back Brands LLC acquisitions. For the twelve months ended June 30, 2011, net income includes $6.5 million (pre-tax) of debt extinguishment costs, $0.3 million (pre-tax) related to the implementation of our Oracle accounting and order processing systems, and $0.3 million (pre-tax) of restructuring expenses related to our Global Efficiency Re-engineering initiative.

(d)  Our effective tax rate, which is calculated as a percentage of income before income taxes, was 5.9% and 21.9% for the three and twelve months ended June 30, 2012, respectively. On an adjusted basis, for the three and twelve months ended June 30, 2012, our effective tax rate was 18.8% and 22.7%, respectively. On a reported basis, for the three and twelve months ended June 30, 2011, our effective tax rate was 26.7% and 17.4%, respectively. On an adjusted basis, for the three and twelve months ended June 30, 2011, our effective tax rate was 27.4% and 20.3%, respectively.

SEGMENT NET SALES

The table below is a summary of our net sales by reportable segment for the three and twelve months ended June 30, 2012 and 2011.

(In thousands)	Three Months Ended		% Increase (Decrease)		Twelve Months Ended		% Increase (Decrease)

	June 30, 2012	June 30, 2011	GAAP	Constant Rates (e)	June 30, 2012	June 30, 2011	GAAP	Constant Rates (e)

Segment Net Sales
North America	$153,192	$148,877	2.9%	3.3%	$778,407	$756,731	2.9%	2.8%
International	112,342	104,873	7.1%	14.3%	459,866	418,769	9.8%	9.4%

Total	$265,534	$253,750	4.6%	7.8%	$1,238,273	$1,175,500	5.3%	5.2%

(e)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	June 30, 2012	June 30, 2011

Cash	$59,080	$58,850
Accounts Receivable, Net	188,141	165,622
Inventories	291,987	246,514
Property and Equipment, Net	89,438	82,762
Exclusive Brand Licenses, Trademarks and Intangibles, Net	314,502	184,758
Goodwill	21,054	21,054
Total Assets	1,066,754	854,837
Short-Term Debt	89,200	-
Current Liabilities	278,679	165, 497
Long-Term Liabilities	306,348	271,575
Total Debt	339,200	250,000
Shareholders' Equity	481,727	417,765
Working Capital	345,818	388,897

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Twelve Months Ended

	June 30, 2012	June 30, 2011

Net cash provided by operating activities	$58,524	$97,746
Net cash used in investing activities	(153,224)	(39,472)
Net cash provided by (used in) financing activities	96,760	(28,519)
Net increase in cash and cash equivalents	230	31,969

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:
*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

*	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;
*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or global recessions or economic uncertainty;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our revolving credit facility, term loan and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our global Elizabeth Arden brand repositioning efforts;
*

the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2008 and June 30, 2009, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets;

*	our ability to effectively implement, manage and maintain our global information systems;
*	our reliance on third parties for certain outsourced business services, including information technology operations and employee benefit plan administration;
*

the potential for significant impairment charges relating to our trademarks, goodwill or other intangible assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2011.

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